Exhibit 99.1

This case has been designated as an eFiling case. To review a
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STATE OF MICHIGAN
CIRCUIT COURT FOR THE 6TH JUDICIAL CIRCUIT
OAKLAND COUNTY

SIMON PROPERTY GROUP, INC. and		2020-181675-CB
SIMON PROPERTY GROUP, L.P

Plaintiffs,		JUDGE JAMES M.
	Case No.	ALEXANDER
v.

TAUBMAN CENTERS, INC. and
TAUBMAN REALTY GROUP, L.P.,	Honorable

Defendants.

There is no other pending or resolved civil action arising out of the transaction or occurrence alleged in this complaint.

This case involves a business or commercial dispute as
defined in MCL 600.8031 and meets the statutory
requirements to be assigned to the business court.

COMPLAINT

Plaintiffs Simon Property Group, Inc. (“SPG”) and Simon Property Group L.P. (“SPG Operating Partnership”) (collectively “Simon”), by and through their undersigned counsel, file this Complaint against Defendants Taubman Centers, Inc. (“TCO”) and Taubman Realty Group, L.P. (“TRG”) (collectively, “Taubman” or “Defendants”), upon knowledge as to matters relating to themselves and upon information and belief as to all other matters, and allege as follows:

NATURE OF THE CLAIMS

1. On February 9, 2020, after extensive negotiations, Simon agreed to acquire most of Taubman—a retail real estate company that promotes itself as having the “most productive” shopping centers in the United States—for approximately $3.6 billion. Taubman agreed that Simon could terminate the deal if Taubman suffered a Material Adverse Effect

(“MAE”) or if Taubman breached its covenant to operate its business in the ordinary course until closing. The parties explicitly agreed that a “pandemic” would be an MAE, if it disproportionately affected Taubman “as compared to other participants in the industries in which [it] operate[s].” On June 10, 2020, Simon properly exercised its right to terminate the acquisition agreement ( the “Agreement”; Ex. A) for two independent reasons. First, the COVID-19 pandemic constitutes an MAE because it has had a uniquely devastating and disproportionate effect on Taubman compared with other participants in the retail real estate industry. Second, Taubman has repeatedly violated the ordinary course covenant in the wake of the pandemic, causing serious and irreparable damage to its business, by, among other violations, failing to make essential cuts in operating expenses and capital expenditures and financing those unnecessary expenditures by borrowing hundreds of millions of dollar 0                                                                                                       0. Simon brings this action for a declaration that it validly terminated the Agreement and to recover damages caused by Taubman’s breaches of contract.

2. One month after the Agreement was signed, the entire United States-and particularly Taubman—began to undergo a radical change. On March 11, COVID-19 was declared a pandemic by the World Health Organization (“WHO”). On March 13, President Trump declared a national emergency, and in the days immediately following, state and local officials across the country began issuing “stay-at-home,” “shelter-in-place” and similar orders. Many retail stores were quickly forced to close and on March 19, Taubman shut almost all of its U.S. properties. While Taubman’s shopping centers are now beginning to reopen, they are emerging in a fundamentally changed environment. Taubman’s properties are uniquely vulnerable to the post COVID-19 retail environment for a multitude of reasons, including because they are primarily indoor properties that many consumers will avoid, are heavily dependent on a tourism industry that has been decimated, serve wealthy consumers who are now more likely to shop online and feature high-end upscale stores that are suffering heavily from the economic effects of the pandemic.

3. The vast majority of Taubman’s properties are indoor malls in densely populated areas. Indoor malls account for more than 80% of Taubman’s properties and more than 0          0 of its net operating income. Taubman’s competitors, in contrast, have far more openair malls, outlet centers, strip malls and outdoor “lifestyle centers” or “power centers” featuring large retailers such as Home Depot and Target. As many financial analysts have observed, and as the superior performance of outdoor shopping centers during the pandemic already clearly demonstrates, the indoor malls that Taubman owns and operates are the last types of retail real estate properties that most consumers will want to visit on a long-term basis after COVID-19.

4. Taubman has also repeatedly conceded that its business is heavily dependent on tourism. Taubman has promoted itself on the basis that “[m]any of [its] malls are conveniently located near airports and ports of entry that welcome millions of tourists.” For example, according to Taubman, its Dolphin Mall in Miami— 0                                                                                0 which generates roughly 0                     0 of Taubman’s net operating income-draws 70% of its visitors from tourists, and tourists account for an even higher percentage of tenant sales given their higher than average spending. The number of tourists visiting Taubman’s properties has dropped exponentially because of COVID-19 and will not recover any time soon.

5. Moreover, Taubman has distinguished itself from competitors based on its “premier portfolio” of upscale shopping malls that cater to a wealthy clientele, but those malls are at a severe disadvantage in the post-pandemic environment. As one would expect and

Taubman has repeatedly emphasized, its upscale malls depend upon consumers who are wealthier and better educated than those of its competitors. Those consumers are far more able and likely to use online shopping. From the beginning of the pandemic, online retailers (including the online operations of Taubman’s retailer tenants) have seen an exponential growth in sales from both new and existing consumers, generating a precipitous sales decline at brick-and-mortar stores (including those in Taubman’s malls). The changes in consumer behavior driven by the pandemic will be both permanent and significant—for example, Green Street Advisors, a leading real estate research firm, recently wrote that “[o]ne of the most significant disruptions to long-term demand will be caused by an accelerated shift towards e-commerce and away from physical stores.”1 Even though Taubman’s centers are now slowly beginning to reopen, there is no doubt that a large proportion of its consumers, who have been shopping online in the past few months, will keep doing so. Those consumers are now even more accustomed to online transactions and are fearful of risking their health, and the health of their families, at indoor malls and brick-and-mortar shops.

6. Taubman’s centers also feature a much higher percentage of high-end stores selling upscale products—such as Saks, Tiffany & Co., and now-bankrupt Neiman Marcus—compared with other retail real estate properties. With U.S. unemployment predicted to hit unprecedented levels in the second quarter of this year and to remain at critically high levels for some time, demand for the high-end goods sold by the upscale retailers on which Taubman’s malls depend is, and will be, severely depressed. Conversely, Taubman has far fewer retailers selling the types of essential goods that consumers are still buying in physical stores-for example, Taubman’s competitors have many properties that are anchored by grocery stores or

[1]	Green Street Advisors, The End of the Beginning, Apr. 16, 2020, at 5.

“big-box” stores selling essential goods, which are some of the few retailers that have experienced post-pandemic sales increases.

7. Taubman’s severe financial problems, described below, will magnify the dire effects of the pandemic on its business. To survive, Taubman now must spend significant amounts redeveloping its malls to secure new tenants to replace key anchors such as Neiman Marcus and JCPenney (which are both in bankruptcy), Sears, and other core tenants. A recent Bank of America analysis isolated Taubman as the retail real estate investment trust most dependent on higher quality and specialty department stores, many of which are facing grave financial difficulty. With an excess supply of retail real estate available, property owners must offer generous incentives to attract new tenants. But Taubman is severely constrained for cash and has insufficient resources to repurpose space vacated by its failing anchors and attract new tenants, who have abundant options and significant bargaining power.

8. For all these (and other) reasons, the COVID-19 pandemic has had, and will continue to have, a particularly devastating and disproportionate effect on Taubman compared with its competitors in the retail real estate industry, and has therefore caused an MAE.

9. Beyond the occurrence of an MAE, Simon also validly terminated because Taubman has breached the Agreement and irreparably damaged its business by failing to take required ordinary course steps to cut operating expenses and capital expenditures and prudently manage its financial resources to mitigate the profound effects of the pandemic. Taubman has been financially devastated. Taubman reported that, because of the pandemic, 00                                                                                                                                                                                                                         0 This is far worse than the experience of its competitors.

10. Even though they are under less pressure than Taubman, Taubman’s competitors have taken responsible steps to dramatically reduce operating and corporate expenses, recognizing that such reductions are critical to the survival and long-term interests of their businesses, investors, employees and other stakeholders. Simon, for example, made significant property operating expense reductions immediately upon the onset of the pandemic. In addition, Simon reluctantly furloughed or terminated more than half of its employees. Simon’s independent board directors suspended payment of their cash retainer fees. CEO David Simon deferred payment of the entirety of his 2019 cash bonus, waived his 2020 base salary, and deferred his 2020 Long-Term Incentive Plan equity award. Simon also reduced the base salaries of its executive officers by 25-30% and slashed its planned capital expenditures by more than $1 billion (a roughly 70% reduction).

11. But Taubman has taken no comparable measures. It has not announced any headcount or employee salary reductions.0                                                                                                                                                                                              0 Taubman has also made only small deferrals of its capital expenditures and trivial cuts to operating expenditures. Taubman will pay a high price for decisions of company management that ignore the financial effects of the pandemic. Taubman’s failure to take timely action means that its operations, its employees, and its other stakeholders will suffer far more in the future.

12. To fund its enormous and unnecessary expenditures, Taubman has borrowed hundreds of millions of dollars. With Simon’s approval, Taubman drew down $350 million on its primary $1.1 billion credit line at the end of March, virtually the entire amount
available, 0                                                                                                      0

0                                 0 Responsible financial planning is a cornerstone of ordinary course business operations. 0                                                                                   0  Taubman’s enormous borrowing is particularly troublesome given that, even at the time of its $350 million drawdown in mid-March—at the start of the pandemic, when Taubman was in a far better financial position—0                                                                                                                                                                                                                                                                          0

13. As a result of Taubman’s failure to operate in the ordinary course, even more extreme actions will be necessary in the future in an attempt to rescue its business. Far from preserving jobs or helping its employees, Taubman’s actions will ultimately jeopardize more jobs, harm its employees, and damage the company, even as Taubman’s executives maintain their lucrative compensation. Simon required Taubman to promise to act in the ordinary course, and made that promise a condition of closing, precisely to avoid inheriting a company damaged by these types of actions.

14. Because Taubman has suffered an MAE and violated its covenant to operate in the ordinary course, Simon seeks damages as well as a declaration that Simon has validly terminated the Agreement and has no further obligations thereunder.

PARTIES

15. Plaintiff SPG is a Delaware corporation with its principal place of business in Indianapolis, Indiana. SPG is a self-administered and self-managed real estate investment trust (“REIT”).

16. Plaintiff SPG Operating Partnership is a Delaware limited partnership with its principal place of business in Indianapolis, Indiana. SPG is the managing general partner of

Plaintiff SPG Operating Partnership. Through SPG Operating Partnership, SPG is engaged in the ownership, operation, management, and development ofretail real estate.

17. Defendant TCO is a Michigan corporation with its principal place of business at 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan. TCO is a self-managed and self-administered retail REIT.

18. Defendant TRG is a Delaware limited partnership with its principal place of business at 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan. Through TRG, TCO is engaged in the ownership, operation, management, and development ofretail real estate. TCO and TRG operate 21 high-end shopping centers in the United States and 3 in Asia.

JURISDICTION AND VENUE

19. In the Agreement, TCO and TRG each “irrevocably consent[ed] to submit itself to the exclusive jurisdiction of the ... courts in the State of Michigan ... in the event any dispute, claim or cause of action arises out of or relates to this Agreement.” (Ex. A§ 9.08(b).) TCO and TRG also agreed that “all claims, actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement ... shall be governed by, and construed in accordance with, the laws of the State of Michigan.” (Ex. A§ 9.08(a).)

20. This Court has personal jurisdiction over TCO under MCL 600.711(1)-(3) because TCO is incorporated in Michigan, TCO’s primary place ofbusiness is in Michigan, and TCO has consented to jurisdiction in Michigan.

21. This Court has personal jurisdiction over TRG under MCL 600.721(2)-(3) because TRG has its primary place of business in Michigan and TRG has consented to jurisdiction in Michigan.

22. This Court has subject matter jurisdiction pursuant to MCL 600.605.

23. Venue is proper, under MCL 600.162l(a), because TCO’s principal place of business is located in Oakland County.

FACTS

Simon and Taubman Execute the Agreement on February 9, 2020

24. On February 9, 2020, Simon and Taubman executed the Agreement, which contemplated Simon purchasing a majority interest in Taubman for approximately $3.6 billion in cash. The Agreement provided that, if all of its conditions to closing were met, Simon would acquire all TCO common stock for $52.50 per share in cash (and thereby acquire TCO’s approximate 70% interest in TRG) and acquire approximately an additional 10% of TRG from the Taubman family (bringing Simon’s effective total interest in TRG to 80%), and the Taubman family would retain a 20% interest in TRG (the “Transaction”).

25. Simon agreed to pay a large premium for Taubman. The $52.50 price was a 98. 7% premium to TCO ‘s closing price on January 31 ($26.42), the last trading day before market rumors about the Transaction. It was a 51 % premium to TCO’s closing price on February 7, 2020 ($34.67), the last trading day before the Agreement was announced.

26. In return, Simon insisted that the Agreement—a 90-page document negotiated among sophisticated commercial parties and their counsel—contain substantial protections. Because the Transaction was not expected to close for months after signing and Taubman would continue operating its business as a separate business in the meantime, Simon negotiated to protect itself against adverse changes in Taubman’s business and mismanagement by Taubman during that period. Simon therefore required the Agreement to contain several significant conditions to closing.

27. One critical condition is that “[s]ince the date of[the] Agreement, there shall not have occurred and be continuing any [Taubman] Material Adverse Effect.” (Ex. A § 7.02(c).) The Agreement defines Material Adverse Effect (as previously defined, “MAE”) as:

Any effect, change, event or occurrence that, individually or in the aggregate, has a material adverse effect on the business, assets, liabilities, results of operations or financial condition of a [Person] and its Subsidiaries (and its unconsolidated joint ventures), taken as a whole; provided, however, that none of the following, and no effect, change, event or occurrence arising out of, or resulting from the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or may occur: (ii) changes generally affecting the industries in which such Person and its Subsidiaries operate; ... (iii) ... changes in Applicable Law; ... (vi) ...pandemics, ... ; provided further, however, that any effect, change, event or occurrence referred to in clauses (i), (ii), (iii), (v) and (vi) may be taken into account in determining whether or not there has been or may be a Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which such Person and its Subsidiaries operate.

(Ex. A§ 9.03 (emphases added).)

28. Thus, the Agreement specifically provides that an MAE can be caused by, among other things, “changes in Applicable Law,” a “pandemic” or “changes generally affecting the industries in which [Taubman] operates,” provided that those events have a “disproportionate adverse effect on [Taubman], as compared to other participants in the industries in which [it] operate[s].” (Ex. A§ 9.03.) It is abundantly clear that Taubman has suffered disproportionately compared with other participants in the retail real estate industry and has therefore suffered an MAE and Simon has no obligation to close the transaction.

29. Another condition to closing is that “the representations and warranties of [Taubman] contained in Section 3.06(a) shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time” (Ex. A§ 7.02(a)(ii)), and that Taubman’s other representations and warranties “shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time ... except where the failure of such representations and warranties to be true and correct ... would not reasonably be expected to have a[n]” MAE. (Id. § 7.02(a).) In Section 3.06(a), Taubman represented that “[t]rom September 30, 2019 ... there has not been any effect, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a [Taubman] Material Adverse Effect.” In Section 3.07, Taubman further represented that it and its subsidiaries did not have “any liabilities of any nature (whether accrued, absolute, contingent, known, unknown, direct, indirect or otherwise),” except for ( among other exceptions) liabilities “that, individually or in the aggregate, have not had, or would not reasonably be expected to have,” an MAE. Because Taubman has suffered an MAE since September 30, 2019 and has new liabilities that would reasonably be expected to have an MAE, Taubman’s representations and warranties are no longer correct, meaning that the relevant conditions to closing have failed and Simon may terminate the Agreement. (Ex. A § 8.0l(e).)

30. A third critical condition to closing is that Taubman “shall have performed in all material respects all covenants set forth in th[e] Agreement required to be performed by [it] under th[e] Agreement at or prior to the Closing Date.” (Ex. A § 7.02(b).) One such covenant, which was essential to Simon, is an “ordinary course” covenant—Taubman’s promise in Section 5.0l(a) that it:

[S]hall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to ... conduct its business in the ordinary course of business consistent with past practices and, during 2020, in accordance with its operational budget delivered by [Taubman] to [Simon] prior to the execution of this Agreement (other than immaterial deviations therefrom).

(Ex. A§ 5.0l(a).) Simon specifically required Taubman to act in the ordinary course in order to protect the value of Simon’s purchase while Taubman is still under the control and management of its own officers and directors. Because Taubman did not perform this covenant “in all material respects” and irreparably violated it, Simon also validly terminated. (Ex. A§§ 7.02(b); 8.0l(e).)

After Execution of the Agreement, COVID-19 Becomes A Pandemic

31. In late December 2019, China reported to the World Health Organization (“WHO”) that it had detected a novel respiratory illness—now known as COVID-19—in Wuhan, China. In mid-January, China placed Wuhan and the rest of the Hubei province under quarantine to contain global transmission. Taubman temporarily closed its two shopping centers in China around this time. On January 31, President Donald Trump announced travel restrictions from China to prevent COVID-19 spreading to the United States.

32. At that point, and throughout February, federal, state, and local government officials emphasized their belief that COVID-19 was largely contained abroad and that the public health risk in the United States remained low. As late as February 26, 2020—two weeks after the Agreement was signed—President Trump stated that “the risk to the American people remains very low,” noting that only 15 people had contracted COVID-19 in the United States.

33. A few days later, on February 29, the United States reported the first COVID-19-related death on American soil, and the next day, on March 1, the first COVID-19 case in New York. New York Governor Andrew Cuomo emphasized at the time, however, that there was “no reason for undue anxiety—the general risk remains low in New York.” Michigan’s Chief Medical Executive similarly stated that corona virus posed a “low” risk to the public.

34. By mid-March, however, the spread of COVID-19 had become clear, and public officials began to revise their guidance. On March 11, the WHO characterized COVID-19 as a pandemic, and the White House suspended travel from most European countries. Two days later, on March 13, President Trump declared a national emergency. States, counties, and localities quickly started to issue “stay-at-home” orders—beginning with San Francisco and the Bay Area of California’s order on March 16—many of which required non-essential businesses temporarily to close in-person activities. Governments across the country required the public to “social distance” by remaining six feet from each other.

35. On March 19, Taubman closed all of its U.S. properties except two outdoor centers, and it subsequently closed those centers. In many cases, these closures were mandated by state, county, and municipal orders to stay-at-home, shelter-in-place, and/or close “nonessential” businesses.

Taubman Is Disproportionately Impacted by COVID-19

36. The COVID-19 pandemic and the resulting countermeasures have stimulated profound changes in consumer behavior, which have significantly affected businesses across the country. But not all of them have been affected equally. The effect on Taubman’s business has been—and will continue to be—disproportionately severe compared with other participants in the retail real estate industry. That reflects significant differences between Taubman and other participants in that industry, including those mentioned in the following discussion.

37. Enclosed Malls: Taubman’s shopping centers are primarily indoors—an enormous disadvantage in the post-COVID-19 world as many consumers avoid confined interior spaces. Enclosed shopping centers comprise more than 80% of Taubman’s centers—Taubman has 19 enclosed centers (16 in the U.S. and 3 in Asia) and just 5 open-air centers. Even more

significantly, enclosed centers account for more than 0               0 of Taubman’s net operating incomeTaubman’s open-air centers together produce less than 0                0 of net operating income. Other retail real estate owners, in contrast, have a far greater proportion of open-air properties and are therefore much better positioned to succeed after COVID-19. For example, almost half of Simon’s own centers are open-air, and many other retail REITs, such as Federal Realty Investment Trust, Regency Centers, and Tanger Outlets, have no or almost no enclosed centers at all.

38. There is a clear consensus that, because consumers prefer outdoor spaces and more tenants in open-air shopping centers sell essential goods, owners of those centers will be substantially better off in the long-term. This is already proving true. For example, Taubman competitors Regency Centers, Federal Realty Investment Trust (“FRT”), and SITE Centers—all of which have a substantial proportion of open-air properties—each collected more than half of their expected April 2020 rent, 00                                                                                                    0 FRT’s CEO emphasized during its Ql 2020 earnings call that it is well positioned for the long term because its properties are “open-air” and “not enclosed buildings,” and it is “hard to imagine” that “open air versus enclosed [is] ... not an advantage.”2 He added: “it’s not hard to see how the steady drumbeat of enclosed mall tenants who have been moving at least partly to open-air shopping centers over the past several years doesn’t accelerate meaningfully in the wake of COVID-19.”3

39. Financial analysts have also emphasized that enclosed malls will suffer compared with outdoor shopping centers. Bank of America analysts estimated that enclosed

[2]	Transcript, Ql 2020 Federal Realty Investment Trust Earnings Call, May 7, 2020, at 4, 12.

[3]	Id. at 5.

malls will be hit “twice as hard” by the pandemic.4 Citi analysts predicted that “strip centers [will] bounce back more quickly than malls given the open-air nature of the assets as people gain comfort to venture out of their houses again.”5 Piper Sandler has echoed that enclosed malls will be “hit harder” than open-air centers for precisely this reason. 6 Coresight Research has commented, based on its analysis of survey results, that “[s]hoppers may perceive off-mall centers, such as open-air centers, as safer” than traditional malls and that the COVID-19 crisis “will have more lasting impacts for traditional malls than for other types of retail locations.”7 And Gap Inc.-which owns the Gap, Old Navy, and Banana Republic chains—has indicated that it expects its stores in open-air centers to have a significant competitive advantage.

40. Tourism Dependence: According to Taubman, its high-end malls are also more dependent on tourism—an industry that is among the worst hit by the COVID-19 pandemic and expected to suffer for many years—than those of its competitors. Taubman’s website has an entire section devoted to tourism, touting that “[m]any of [its] malls are conveniently located near airports and ports of entry that welcome millions of tourists.”8 Taubman has also discussed how numerous centers in its portfolio are particularly reliant on tourism. For example:

•	Taubman’s Dolphin Mall in Miami, Florida—0 0 which produces roughly 0 0 of its net operating income-is, in Taubman’s words, “a top destination for international tourists and local shoppers

[4]	Bank of America Securities, Retail REITs: Factoring BofA’s Latest Forecast for a Deeper Recession w/ Slower Rebound, Apr. 7, 2020, at 2.

[5]	Citi Research, Retail REITs: Rating, Target, & Estimate Changes with our 1 Q20 PMQ, Apr. 7, 2020, at 6-7.

[6]	Piper Sandler, Retail Broker Industry Expert Call - Let’s Talk About Rents, Baby, Mar. 27, 2020, at 1.

[7]	Coresight Research, Coronavirus Insights: US Survey Update-Consumers’ Post-Lockdown Concerns Increase Further (Full Report), May 4, 2020, at 3.

[8]	Taubman, Unique Shopping and Travel Experiences, available at: http://www.taubman.com/partnerships/tourism-partnerships (last accessed: May 29, 2020).

in South Florida.”9 According to Taubman, “[t]ourists account for roughly 70% of Dolphin Mall’s shopper base,” and “[a]pproximately 95% of tourists come from international origins (the majority from Latin America).” 10 Further, “[d]omestic and international tourists spend 1.5 times that oflocal shoppers.”11

•
For Taubman’s Beverly Center in Los Angeles, California—which produces more than 0     0 of Taubman’s net operating income—”[a] large portion of. .. visitors, roughly 34 percent, are tourists. Approximately 70 percent of these visitors come from international origins, with China and Australia at the forefront.”[12]

•	Taubman’s City Creek Center in Salt Lake City, Utah, is “adjacent to top tourist destinations” that “attract nearly seven million visitors each year.”[13]

•	Taubman’s International Market Place in Waikiki, Hawaii, is also heavily reliant on a large tourist base, including “Japanese, Korean and Chinese tourists.”[14]

•	Taubman’s Waterside Shops Center, in Naples, Florida, is reliant on the area’s “over 1.8 million tourists who spend nearly $2 billion.”[15] Indeed, the impact of

[9]	Taubman, Fact Sheet: Dolphin Mall, available at: http://www.taubman.com/media/2631/factsheet2019_dol_20190701.pdf (last accessed: May 29, 2020).

[10]	Id.

[11]	Id.

[12]	Taubman, Fact Sheet: The Beverly Center, available at: http://www.taubman.com/media/2654/factsheet2019_bev_20190618.pdf (last accessed: May 29, 2020).

[13]	Taubman, Fact Sheet: City Creek Center, available at: http://www.taubman.com/media/2629/factsheet2019_ccc_20191121.pdf (last accessed: May 29, 2020).

[14]	Taubman, Fact Sheet: International Marketplace, available at: http://www.taubman.com/media/2634/factsheet2019_imp_20190509.pdf (last accessed: May 29, 2020).

[15]	Taubman, Fact Sheet: Waterside Shops, available at: http://www.taubman.com/media/2478/factsheet2019_wat_20190531.pdf (last accessed: May 29, 2020).

tourism on this center is so substantial that”[f]rom October to April, the population of the surrounding area nearly doubles.”16

•
Taubman’s Gardens on El Paseo, in Palm Desert, California, similarly relies on the fact that “[b]etween November and May, Coachella Valley’s population grows more than 3 7% due to the influx of seasonal residents. The population growth of the surrounding affluent communities is even more substantial.”[17]

•
Taubman’s Mall of San Juan in San Juan, Puerto Rico, is in “a leading Caribbean tourism destination ... The shopping center is located 2.5 miles from the San Juan financial district (Hato Rey) and less than 2 miles from the Luis Mufioz Marin International Airport. The airport sees between eight to ten million passengers per year. ... San Juan’s tourist hubs, Old San Juan, Condado and Isla Verde, are all within 20 minutes of the center.”[18]

•
Taubman has promoted its Mall at Millenia in Orlando, Florida—according to Taubman, America’s top-visited city—based on its proximity to major tourist attractions like The Walt Disney World Resort, Universal Studios, and the Orange County Convention Center. [19] Similarly, Taubman has positioned its Gardens Mall in Palm Beach Gardens, Florida as catering to “the area’s many tourists,” including more than 8 million visitors in 2018 alone.[20]

[16]	Id.

[17]	Taubman, Fact Sheet: The Gardens on El Paseo, available at: http://www.taubman.com/taubman-properties/the-gardens-on-el-paseo (last accessed: May 29, 2020).

[18]	Taubman, Fact Sheet: The Mall of San Juan, available at: http://www.taubman.com/media/2644/factsheet2019_msj_20190509.pdf (last accessed: Apr. 30, 2020).

[19]	Taubman, Fact Sheet: The Mall at Millenia, available at: http://www.taubman.com/media/2475/factsheet2019_mil_20190531.pdf (last accessed June 2, 2020).

[20]	Taubman, The Gardens Mall, available at: http://www.taubman.com/taubman-properties/the-gardens-mall (last accessed June 2, 2020).

41. In total, more than half of Taubman’s U.S. properties—accounting for approximately 0    0 of Taubman’s net operating income—are tourism centers. As Taubman told its investors earlier this year, because of the nature of its portfolio, “[t]he economic performance and value of [Taubman’s] shopping centers” may be affected by, among other factors, “decreases in tourism.”21 Indeed, the economic impact is particularly severe because, as Taubman has acknowledged, tourists generally spend far more than other mall visitors, so a drop in tourism leads to a far more precipitous drop in the tenant sales generated by Taubman’s centers. Taubman also acknowledged to its investors that “[t]hese changes may have a more significant impact on [its] financial performance due to the geographic concentration of some of [its] shopping centers,”22 because Taubman has far more tourism centers than its competitors. There has undoubtedly been a severe decrease in tourism-one more severe than anyone could have ever imagined—and it is having, and will have, a disproportionate financial effect on Taubman.

42. A recent BisNow article reinforced the impact of the COVID-19 tourism decrease on high-end malls such as Taubman’s, consistent with Taubman’s own disclosures to investors. As the article said, “[w ]hile all malls could be vulnerable, the ones potentially most affected could be large luxury malls ... that tend to attract tourists.”23 The article quoted an expert who opined that “[s]ome regional malls, particularly the higher-end ones, just have a larger contingent of tourist buyers than [] mass merchant malls,” and that these higher-end malls

[21]	Taubman Centers Inc., Annual Report (Form 10-K), Feb. 27, 2020, at 16.

[22]	Id.

[23]
Jon Banister, Coronavirus Crisis Comes at a Bad Time for US. Shopping Malls, (Mar. 11, 2020), available at: https://www.bisnow.com/national/news/retail/already-struggling-shopping-malls-seen-as-especially-vulnerableto-coronavirus-impacts-103361.

could be particularly impacted by COVID-19 because “[w]hen there is a negative narrative in the marketplace, expenditures on non-necessity goods like luxury just tend to lessen.”24

43. The pandemic’s disproportionate impact on tourism—and Taubman—will likely last years. Governments across the world are likely to continue travel bans and restrictions until reliable treatments or vaccines are available, and governments, employers, and universities are discouraging, and in many cases outright prohibiting, travel. Many people, severely harmed by the pandemic’ s economic impact, have no funds to travel in any event. In response to the resulting precipitous drop of demand for flights,25 airlines have drastically reduced the number of flights, routes, and employees (including pilots). For example, United Airlines—which has already “parked jets and drastically cut flight schedules in an effort to reduce costs and shore up cash until demand recovers”—plans to eliminate thousands of management positions and to “displace” 30% of its pilots by October 1, 2020.26 Delta Air Lines and JetBlue also plan to cut employee hours significantly. The International Air Transport Association, a major airline trade association, “estimates that passenger traffic [on airlines] won’t rebound to pre-crisis levels until at least 2023” and that “global passenger demand in 2021 will be 24% below 2019 levels.”27

[24]	Id.

[25]
See, e.g., Gregory Wallace, Airlines and TSA Report 96% Drop in Air Travel as Pandemic Continues, CNN (Apr. 9, 2020), available at: https://www.cnn.com/2020/04/09/politics/airline-passengers-decline/index.html; Alan Levin & Mary Schlangenstein, ‘Extraordinary’ Drop in US. Flights as Virus Catches Up, Bloomberg (Mar. 23, 2020), available at: https://www.bloomberg.com/news/articles/2020-03-23/flights-down-38-forbiggest-airlines-with-virus-cutting-travel.

[26]
Tracy Rucinski & David Shepardson, United Airlines to Cut 30% of Management in October, Preparing Pilot Changes Too: Company Memos, Reuters (May 4, 2020), available at: https://www.reuters.com/article/us-healthcoronavirus-united-arlns/united-airlines-to-cut-30-of-management-in-october-preparing-pilot-changes-toocompany-memos-idUSKBN22G308.

[27]
Andrea Smith, International Air Travel May Not Return to Normal Until 2023, Lonely Planet (May 18, 2020), https://www.lonelyplanet.com/articles/international-air-travel-2023?utm_source=facebook&utm_medium=social&utm_campaign=article.

44. Luxury Stores: Taubman’s centers also feature far more high-end stores selling discretionary upscale products that are already suffering disproportionately in the COVID-19-fueled recession. Taubman promotes itself as having the “best retail assets” with the “industry’s premier portfolio” and “most productive” malls in the country.28 These statements are based in large part on Taubman’s higher proportion of high-end retail stores—such as Neiman Marcus (now bankrupt), Bloomingdale’s, and Tiffany & Co.—than its competitors. Indeed, because of the productivity of these high-end stores, according to Taubman, it has higher average rent per square foot than any of its competitors, and its portfolio sales per square foot are more than 20% higher than its next competitor.29 Conversely, Taubman’s centers have a lower proportion of stores selling staples or “essential goods.”

45. Taubman also promotes many of its individual malls on the basis that they feature high-end consumer goods for affluent consumers. For example:

•
Taubman promotes The Mall at Short Hills, New Jersey as having over 40 “uniqueto-market” tenants, including Cartier, Christian Louboutin, David Yurman, Dior, Fendi, Jimmy Choo, Prada, Saint Laurent, Van Cleef & Arpels, and more. Taubman also advertises that luxury tenants—like Chanel, Dior, Burberry, Fendi, and Salvatore Ferragamo—have expanded their presence in the center.[30]

•	Taubman advertises its Mall at Millenia, in Orlando, Florida, as “one of the most upscale and productive centers in the United States thanks to its critical mass of

[28]	Taubman, Investor Presentation, Taubman Centers, Inc., July 2019, at 2, 4, available at: http://s1.q4cdn.com/799408505/files/doc_presentations/2019/07/Investor-Presentation-July-2019.pdf.

[29]	Id. at 7.

[30]	Taubman, Fact Sheet: The Mall at Short Hills, available at: http://www.taubman.com/media/2642/factsheet2019_shh_20190531.pdf (last accessed June 8, 2020).

great retail, including flagship anchor stores and luxurytenants.”31 It also describes the Mall at Millenia as “anchored by unique-to-market luxury department stores,” including that market’s only Neiman Marcus.32

•
Taubman promotes its International Market Place in Waikiki, Hawaii, as being “[a]nchored by an 80,000 SF Saks Fifth Avenue with exciting retail including Balenciaga, Brunello Cucinelli, Burberry, Christian Louboutin, Drybar, Free People, Oliver Peoples, Rolex, Shinola, Stuart Weitzman, Tesla and more.”[33]

•
Taubman boasts that its International Plaza, in Tampa, Florida, is “[a]nchored by the only Neiman Marcus and Nordstrom on the West Coast of Florida” and that its “luxury and fashion-forward retailers” include the likes of Gucci, Louis Vuitton, and Mayors/Rolex.[34]

•
Taubman advertises that the Gardens on El Paseo, in Palm Desert, California, is “the upscale lifestyle center in the Coachella Valley” with an “affluent shopper base,” and is anchored by Saks Fifth Avenue, “the only upscale department store within 90 miles.”[35] The mall also “feature[es] Apple, Ann Taylor, Anthropologie, Brooks Brothers, Eileen Fisher, J.Jill, Johnny Was, Kate Spade New York, Louis Vuitton, Pottery Barn, Sephora, Tiffany & Co., Tommy Bahama Restaurant & Bar,

[31]	Taubman, Fact Sheet: The Mall at Millenia, available at: http://www.taubman.com/media/2475/factsheet2019_mil_20190531.pdf (last accessed: May 29, 2020).

[32]	Taubman, About The Mall at Millenia, available at: http://www.taubman.com/taubman-properties/the-mall-at-millenia (last accessed: May 29, 2020).

[33]	Taubman, About International Market Place, available at: http://www.taubman.com/taubman-properties/international-market-place (last accessed: May 29, 2020).

[34]	Taubman, About International Plaza, available at: http://www.taubman.com/taubman-properties/international-plaza (last accessed: May 29, 2020).

[35]	Taubman, About the Gardens on El Paseo, available at: http://www.taubman.com/taubman-properties/the-gardens-on-el-paseo (last accessed: May 29, 2020).

Vince, Tumi, Williams-Sonoma, Wilma & Frieda’s Cafe, and Mastro’s Steakhouse.”36

46. What was historically a strength of Taubman is now a great weakness. Amidst the economic devastation of the pandemic, consumers have significantly reduced purchases of discretionary high-end goods, as opposed to essential staples, and are likely to continue to do so for the foreseeable future. Bain & Company, for example, recently noted that “there’s no doubt that luxury is highly exposed to Covid-19,” and that “the pandemic will continue to reverberate through the industry in 2021.”37 Bain estimated that the luxury market for 2020 “could contract between 20-35 percent,” and that “a recovery to 2019 levels will not occur until 2022 or 2023.”38 McKinsey & Company similarly projected that the luxury market will contract 35 to 39 percent in 2020.39 And a recent Capgemini Research Institute survey indicated that 57% of consumers expect to spend less than normal on luxury products in the second half of 2020, compared with just 20% who expect to spend more on luxury products.40

 47. Moreover, the fewer consumers who do have the money (and inclination) to purchase luxury products are likely to do so online. Cowen predicted that the “post-COVID world [in luxury] will even further accelerate online growth as consumers choose to shop online

[36]	Id.

[37]	Claudia D’Arpizio et al., Luxury After COVID-19: Changed for (the) Good?, Bain & Co. (Mar. 26, 2020), available at: https://www.bain.com/insights/luxury-after-coronavirus.

[38]
Press Release, Global Personal Luxury Goods Market Set to Contract Between 20 - 35 Percent in 2020, Bain & Co. (May 7, 2020), available at: https://www.bain.com/about/media-center/press-releases/2020/spring-luxury-report.

[39]
The State of Fashion 2020, Coronavirus Update, McKinsey & Company, available at: https://www.mckinsey.com/~/media/mckinsey/industries/retail/our%20insights/its%20time%20to%20rewire%20the%20fashion%20system%20state%20of%20fashion%20coronavirus%20update/the-state-of-fashion-2020-coronavirus-update-vf.ashx (last accessed: May 29, 2020).

[40]
Capgemini Research Institute, The Consumer and COVID-19: Global Consumer Sentiment Research in the Consumer Products and Retail Industry, Apr. 2020, at 9, available at: https://www.capgemini.com/us-en/wp-content/uploads/sites/4/2020/04/Covid-19-Consumer-Behaviour-in-CPR-2.pdf.

vs. physically visiting stores,” and that brick-and-mortar stores may lose 10% of their share of the ( diminished) luxury market.41 Indeed, the COVID-19 driven shift to online sales has already caused high-end traditional brick-and-mortar retailers to file for bankruptcy. On May 7, the 100+ year old upscale department store and key tenant and anchor of Taubman’s, Neiman Marcus, declared bankruptcy, and more stores will inevitably follow.

48. As Taubman has made clear, its entire business model is predicated on attracting higher-end consumers to shop at higher-end stores that can attract higher rents then other retail real estate properties. Taubman’s rents will suffer significantly when, because of COVID-19, those wealthy consumers shop online even more frequently, and the smaller number who do venture out shy away from expensive upscale products. The high-end retail tenants of Taubman’ s properties that manage to stay afloat during and after the pandemic will not need ( or choose) to pay the rent premium that Taubman previously enjoyed; there will be ample available space at other properties as peer retailers downsize or go out of business. Indeed, rents are already under significant pressure because of the pandemic, and Taubman—which has positioned itself as charging the highest rents of any retail real estate owner—stands to lose the most through this trend.

49. High-Income Consumer Base: Taubman’s business is also especially vulnerable to the effects of COVID-19 because of the greater ability and willingness of its wealthy consumers to shop online rather than visiting physical retail stores.

50. The consumers at Taubman’s retail properties are among the wealthiest—and likely the wealthiest—consumers at any retail properties. According to Taubman’s own

[41]
Cowen, Cowen’s Deep-Dive: New Rules of Luxury Drive Growth & Share, Apr. 28, 2020, at 1, 4, available at: https://cowen.bluematrix.com/sellside/EmailDocViewer?encrypt=de6caac6-f755-4b10-a0a4-40859afda821&mime=pdf&co=Cowen&id.

analyses, consumers in the trade areas of its malls have significantly higher incomes than consumers in the trade areas of any other retail mall owner.42 In order to protect themselves and their families against the perceived health risks of visiting retail shops, Taubman’s more affluent consumers are far more able and now more likely to shop online compared with consumers generally. As a Business Insider article documented, “[o]nline shoppers tend to live in households with higher-than-typical incomes and higher-than-average educations.”43 For example, a December 2017 CNBC analysis found that 62% of those making more than $100,000 a year did a large amount of shopping online, compared with just 20% of those making less than $30,000 a year. 44 Similarly, a February 2016 study found that “[t]he number of purchases, average product price, and total money spent [online] are all positively correlated with income.”45 That is in part because approximately 92% of households with incomes more than $75,000 have home broadband access, compared with just 56% of households with incomes of less than $30,000.46

51. Numerous analysts and commentators have observed both the significance and permanence of the shift to online retail that is disproportionately occurring in Taubman’s consumers. For instance, according to Green Street:

[42]	Taubman, Investor Presentation, Taubman Centers, Inc. July 2019, at 11, available at: http://s1.q4cdn.com/799408505/files/doc_presentations/2019/07/Investor-Presentation-July-2019.pdf.

[43]
Cooper Smith, Discount Sites Like Amazon Are Popular Among High-Income Earners-Here’s What This Means for Online Retailers, Business Insider (Dec. 29, 2015), available at: https://www.businessinsider.com/high-income-earners-prefer-discount-sites-online-2015-10.

[44]
Jodi Gralnick, There’s A Wide - and Growing - Digital Divide Between High- and Low-Income Shoppers, CNBC (Dec. 19, 2017), available at: https://www.cnbc.com/2017/12/19/theres-wide-digital-divide-between-high-and-low-income-shoppers.html.

[45]	Farshad Kooti et al., Portrait of an Online Shopper: Understanding and Predicting Consumer Behavior, Feb. 22-25, 2016, at 207-08, available at: https://dl.acm.org/doi/10.1145/2835776.2835831.

[46]	Pew Research Center, Internet & Technology, Internet/Broadband Fact Sheet (June 12, 2019), available at: https://www.pewresearch.org/internet/fact-sheet/internet-broadband.

One of the most significant disruptions to long-term demand [as a result of the pandemic] will be caused by an accelerated shift towards e-commerce and away from physical stores. In part, this will be caused by a more widespread embrace of previously nascent concepts ( e.g., online grocery), but the more important causative factor is that the retailer landscape - particularly in the mall sector - will likely be reeling years after Covid disappears.47

52. The Wall Street Journal has similarly observed:

The new coronavirus pandemic is deepening a national digital divide, amplifying gains for businesses that cater to customers online, while businesses reliant on more traditional models fight for survival. The process is accelerating shifts already underway in parts of the U.S. economy in ways that could last long after the health crisis has passed, some analysts say ....

Nowhere is this more apparent than in the retail industry, one of the largest employment sectors,” where “bricks-and-mortar stores are reeling and online sellers are accelerating their dominance ....

Now that consumers are more accustomed to buying such things online, they could continue to do so after the pandemic ends. 48

53. Many other reports have echoed these sentiments. For example, McKinsey & Co. predicts that the “accelerated adoption of e-commerce” may be a “longer-lasting behavior change” given the rise of online shopping “in categories that in the past were primarily storebased ( such as makeup)” and in “consumer segments that previously preferred to shop offline, such as baby boomers and GenZers.”49 In a separate analysis, reporting the results of a survey of almost 100 senior retail executives, McKinsey described how “[r]espondents expect the COVID-19-related shift to e-commerce to be ‘sticky,’ with online penetration remaining 6-13%

[47]	Green Street Advisors, The End of the Beginning, Apr. 16, 2020, at 5 (emphasis added).

[48]
Harriet Torry, Coronavirus Pandemic Widens Divide Between Online, Traditional Businesses, Wall St. J. (Apr. 1, 2020), available at: https://www.wsj.com/articles/coronavirus-pandemic-widens-divide-between-online-traditional-businesses-11585733402 (emphasis added).

[49]
Praveen Adhi et al., Reiminaging Stores for Retail’s Next Normal, McKinsey & Co. (Apr. 2020), available at: https://www.mckinsey.com/industries/retail/our-insights/reimagining-stores-for-retails-next-normal.

above pre-COVID-19 levels.”50 This long-term and permanent shift to online sales has already devastated Taubman’ s business given the greater ability and propensity of its consumers to shop online and has decimated the value of its retail properties.

54. Consumer Preferences and Attitudes: Taubman’s consumers are also far less likely to visit malls and other retail institutions because of COVID-19. Taubman’ s malls are primarily located in urban, densely populated areas. These are the areas that have been by far the most affected by COVID-19; the areas in which state and local governments have issued the most restrictive social distancing measures; and the areas in which consumers—because of their concern about the effects of COVID-19—are most likely to follow those measures, and stay at home whenever possible for the foreseeable future. Accordingly, even the demographics of Taubman’s consumers will disproportionately impact its business.

55. Vulnerable Anchors: Finally, Taubman also has more vulnerable store anchors than other participants in the retail real estate industry, and it is worse positioned to deal with the departure of many of those anchors. Taubman’s top anchors are department stores that are being severely impacted by the pandemic—Macy’s, Nordstrom, Saks Fifth Avenue, Neiman Marcus (now bankrupt), JCPenney (also now bankrupt), Lord & Taylor, and Sears. Indeed, a recent Bank of America analysis isolated Taubman as the retail REIT most dependent on “higher quality department stores and specialty department stores.”51 Other retail real estate owners, in contrast, have a greater percentage of anchors selling essential goods, such as supermarkets, discount stores such as Walmart, Costco and Target, and “big box” home-improvement stores

[50]
Praveen Adhi, et al., How Retailers are Preparing for the Post-coronavirus Recovery, McKinsey & Co. (Apr. 2020), at 4, available at: https://www.mckinsey.com/industries/retail/our-insights/how-retailers-are-preparing-for-the-post-coronavirus-recovery

[51]	Bank of America, Global Research, 1 Q20 Retail Quarterly: COVID-19 Turns Retail Real Estate on its Head, May 26, 2020, at 10.

such as Home Depot and Lowes. For example, four of the top five anchors of Regency Centersa large retail REIT-are grocery stores, whose sales increased 27% in March.

56. Market observers agree that many department stores will go out of business. Indeed, Green Street recently “forecast[ed] that more than half of all mall-based department stores will close by the end of 2021.”52 Two of Taubman’s largest anchors, Neiman Marcus and JCPenney, have already declared bankruptcy.

57. As Green Street observed, there are “[m]ore questions than answers on what will happen with dark anchor space” and shopping center owners will need to spend money to redevelop properties unless they “simply ride out the remaining cash flows” and allow their properties to deteriorate.53 Redevelopment is critical because, if anchors leave and are not replaced, other tenants have “co-tenancy” provisions which give them contractual rights to pay “alternate rent” far below their contractual rent payments or even terminate their leases altogether, thereby compounding the rent loss. But Taubman does not have sufficient liquidity to redevelop its properties after anchors leave, let alone sufficient amounts to attract new anchors and revitalize its centers. Taubman already borrowed $350 million in March just to stay afloat after the COVID-19 pandemic began, 0                                                                                                                                                                                                               0 Taubman therefore has grossly insufficient funds to redevelop its malls, as it must do after significant anchors disappear to avoid its position deteriorating further.

[52]	Green Street Advisors, Mall Sector, Disruption Pulled Forward, Apr. 28, 2020, at 4.

[53]	Id. at 1, 4.

58. Each of the distinctive characteristics of Taubman discussed above has independently resulted in Taubman being disproportionately affected by the COVID-19 pandemic compared with other participants in the retail real estate industry and therefore suffering an MAE. Taken together, they present an overwhelming case.

Taubman Breaches Its Obligation to Act in the Ordinary Course

59. Although the effects of the COVID-19 pandemic on Taubman’s business have been profound and devastating, Taubman has made them even worse by failing to take responsible actions to mitigate the destruction, in violation of its contractual promise to Simon to act in the ordinary course to protect the value of its business. Acting in the ordinary course requires companies to respond to changing market conditions and, when faced with a crisis, to take appropriate actions. Other retail real estate owners and retail stores have recognized that, when faced with the COVID-19 pandemic, appropriate ordinary course actions—and critical actions for their survival—include reducing operating expenses and capital expenditures dramatically to maintain cash and mitigate losses. Taubman has not taken such actions, and instead has made matters far worse by borrowing hundreds of millions of dollars to fuel enormous spending (discussed below), 0                                                                                                                              0

60. Both retailers and retail real estate owners have already suffered a radical loss in income because of the pandemic. Although retailers were the first to feel the decreased revenue caused by shopping center closures and radically transformed consumer behavior, most of them quickly responded by stopping rent payments, 0                                                                                                                                                    0.And Taubman’s “revenues are

primarily derived from rents and recoveries from [its] shopping center tenants.”54 Accordingly, both retailers and real estate owners are already directly suffering the financial effects of the pandemic.

61. Other retail real estate owners and retailers—despite being far better situated than Taubman to weather the pandemic—have responded to the precipitous drop in income by taking difficult but necessary measures to reduce costs and maintain capital. These measures include furloughing and laying off large numbers of employees, drastically cutting property operating expenses, significantly reducing (or in some cases even eliminating) executive compensation, and dramatically reducing capital expenditures.

62. Simon knows the significant pain of these measures firsthand. Simon has made the extremely difficult but necessary decision to furlough or lay off over half of its employees. Simon has also reduced salaries of upper-level managers by up to 30%. Simon’s independent board directors agreed to suspend payment of their cash retainer fees. CEO David Simon deferred payment of the entirety of his 2019 cash bonus, waived his 2020 base salary, and deferred his 2020 Long-Term Incentive Plan equity award. Simon further cut its capital expenditure budget by over $1 billion, and cut both its property operating expenses and corporate overhead expenses by more than 30%. Simon did not want to take any of these measures-least of all to furlough or terminate its own employees—but felt compelled to do so to reduce expenses and save capital.

63. The list of retail real estate owners that have announced similar operating decisions is extensive. To take just a few examples of public announcements:

[54]	Taubman Centers Inc., Quarterly Report (Form 10-Q), May 5, 2020, at 35.

•
CBL Properties has furloughed (in full or in part) approximately 60% of its workforce. CBL also reduced the salaries of its most senior executives by 50%, other officers by 20%, and other employees by 10%.

•
Pennsylvania Real Estate Investment Trust, Inc. has furloughed over 30% of its employees, is reducing capital expenditures, and is reducing operating expenses to “enhance liquidity and strengthen its balance sheet.”[55]

•
Macerich has reduced its estimated 2020 redevelopment expenditures by 60%, its planned 2020 capital expenditures at its properties by 65%, and its controllable shopping center expenses by approximately 45% (during the period that its properties are substantially closed).

•	Tanger has reduced its executives’ salaries by 25-50% to avoid layoffs.

•	RPT Realty has deferred all but essential maintenance capital expenditures.

•
Regency Centers has “deferred investment of approximately $145 million [of nearly $225 million remaining to be invested] of in-process projects through phasing of its investment or by pausing construction as it continues its assessment of the pandemic impacts.”[56]

•	Retail Properties of America halted construction at a $200 million redevelopment project in the Washington D.C. area in order to “prudently derisk.”[57]

[55]	Press Release, PREIT Takes Steps to Improve Liquidity Position, PREIT (Mar. 31, 2020), available at: https://www.preit.com/news/preit-takes-steps-to-improve-liquidity-position.

[56]	News Release, Quarterly Supplemental, 1st Quarter 2020, Regency Centers, Mar. 31, 2020, at viii, available at: https://investors.regencycenters.com/static-files/b8bc262d-1418-4bfb-8f91-6940ff5edfe7.

[57]
Press Release, Retail Properties of America, Inc. Halts Vertical Construction Plans at its Carillon Redevelopment, (Mar. 23, 2020), available at: https://www.prnewswire.com/news-releases/retail-properties-of-america-inc-halts-vertical-construction-plans-at-its-carillon-redevelopment-301027909.html; Rebecca Cooper,

64. The list of major retailers that have made similar decisions is just as long:

•	Macy’s has furloughed the majority of its 130,000 strong workforce, reduced executive compensation, and its CEO is forgoing his salary.

•	Kohl’s furloughed about 85,000 of its approximately 122,000 employees, and its CEO is forgoing his salary.

•	J.C. Penney furloughed a majority of its hourly store workers and a significant portion of workers at its corporate headquarters.

•
The Gap furloughed approximately 80,000 employees (the majority of its North America store teams) and cut the pay of its top executives. The Gap also reduced 2020 capital expenditures by roughly $300 million—a 50% cut.

•	Ascena Retail Group, the owner of Ann Taylor and Loft, furloughed all of its store workers and half of its corporate staff

•	Urban Outfitters furloughed a substantial number of store, wholesale, and home office employees for two months.

•
TJX Companies cut the salaries of its CEO and Executive Chairman by 30%, and is reducing its capital expenditures. TJX Companies has described its costsaving measures as “prudent steps we are taking to further strengthen our financial liquidity and flexibility during this uncertain environment.”[58]

Construction Halts on $200M Retail Development in Prince George’s, Washington Bus. J. (Mar. 25, 2020), available at: https://www.bizjournals.com/washington/news/2020/03/25/construction-halts-on-200m-retail-development-in.html.
[58]
Press Release, The TJX Companies, Inc. Provides COVID-19 Update Clarification, TJX (Mar. 19, 2020), available at: https://investor.tjx.com/news-releases/news-release-details/tjx-companies-inc-provides-covid-19-update-clarification.

•
Nordstrom, David’s Bridal, Steve Madden and Designer Brands are among many other retailers that have announced plans to furlough workers. Needless to say, many of these retailers are also suspending pay increases.

65. One company, however, is noticeably absent from this list: Taubman.

66. Taubman has failed to announce comparable measures to mitigate the enormous impact of the COVID-19 pandemic and protect the long-term interests of its business, its employees, and its investors. Taubman has not announced any furloughs or layoffs whatsoever. Nor has Taubman announced any employee or executive salary cuts. 0                                                                                                                                                                                                                                                                                    0

67. Taubman’s refusal to cut salaries and bonuses that it cannot afford is even more egregious because Taubman itself has recognized the need for similar cuts during past retail market shocks, even though they were far less severe than the COVID-19 pandemic. For example, in response to the 2008 financial crisis, Taubman acted in the ordinary course of business by decreasing its bonus pool by more than half because “it was necessary to be prudent with compensation expense given the ... financial climate generally, and in the retail and regional mall industries specifically.”59 Taubman should be taking even more drastic measures given the greater financial impact of COVID-19.

68. Far from preserving jobs, Taubman’s failure to take actions will, in the longrun, damage Taubman, hurt its employees, and harm its investors as its business fails in the medium to long-term, and as it suffers reputational damage. Indeed, a recent Wall Street Journal analysis, “Companies That Don’t Cut Executive Pay Now Could Pay for it Later,” discussed

59 Taubman Centers Inc., Annual Proxy Statement, Apr. 14, 2009, at 24.

experts who opined that “companies whose leaders don’t follow suit face reputational risks for years to come.”60 Taubman’s wrongful actions at the height of the pandemic will-no matter what it does in the future—have a lasting and substantial impact on the company.

69. Taubman has also continued to make significant capital expenditures with only modest reductions, ignoring the financial devastation caused by the pandemic. Taubman apparently still plans to spend 0                                                                                                        0 Taubman is insisting, over Simon’s repeated objections, on  0                                                                                                               0, ignoring that, as other companies have broadly recognized, the current emergency—in which retail mall operators and retailers are fighting for their very survival—necessitates far more effective action.

70. Not only is Taubman’s failure to cut expenses meaningfully completely inconsistent with industry practice, but to finance those expenses, Taubman is incurring enormous debt  0                                       0. At the end of March, Taubman drew down $350 million on its main $1.1 billion credit line, virtually the entire amount available. 0                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                 0

[60]
Nina Trentmann & Kristin Broughton, Companies That Don’t Cut Executive Pay Now Could Pay for it Later, Wall St. J. (Apr. 21, 2020), available at: https://www.wsj.com/articles/companies-that-dont-cut-executive-pay-now-could-pay-for-it-later-11587477361.

0

0

0

[61]	0

[62]	0

73. In what can only be at best an exercise of willful neglect, 0                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                   0

74. Any responsible business acting in the ordinary course 0                                                                                                                                                                                                                                                                                                                  0 Taubman’s decision not to take any of these key steps represents a basic failure of essential management responsibilities and further violations of its ordinary course covenant.

75. Taubman’s actions are completely contrary to industry norms and will indelibly damage the company. Taubman apparently believes that it can avoid any sense of fiscal prudence, severely deplete its cash reserves, and imprudently incur enormous debt—so that it can continue to generously reward its executives, employees, and investors, and make enormous expenditures—because it hopes to force Simon to pick up the pieces of what is left of Taubman after their deal closes. But preventing this type of conduct is precisely the purpose of the promise in the Agreement that Taubman would operate in the ordinary course. And the parties explicitly agreed that such conduct gives Simon the right to terminate the transaction.

COUNT I
(Declaratory Relief)

76. Simon repeats and realleges each of the allegations set forth above.

77. For the reasons alleged, an actual controversy exists concerning the parties’ rights and obligations under the Agreement.

78. For the reasons alleged, Taubman has suffered a Material Adverse Effect.

79. For the reasons alleged, Taubman has breached its representations in Sections 3.06 and 3.07 of the Agreement.

80. For the reasons alleged, Taubman has materially breached its covenant in Section 5.01 of the Agreement to use commercially reasonable efforts to conduct its business in the ordinary course.

81. For the reasons alleged, the conditions to closing in Section 7.02(a), (b) and (c) of the Agreement are not met and cannot be met.

82. For the reasons alleged, Simon is not required to close the Transaction.

83. For the reasons alleged, Simon has validly terminated the Agreement.

COUNT II
(Breach of Contract)

84. Simon repeats and realleges each of the allegations set forth above.

85. For the reasons alleged, Taubman has breached its representations m Sections 3.06 and 3.07 of the Agreement.

86. For the reasons alleged, Taubman has breached its covenant in Section 5.01 of the Agreement to use commercially reasonable efforts to conduct its business in the ordinary course.

87. For the reasons alleged, Taubman’s breaches of its covenants and representations were material and were deliberate acts and omissions.

88. As a direct and proximate result of Taubman’s breaches of Section 5.01, Simon has suffered damages in an amount to be proven at trial.

PRAYER FOR RELIEF

WHEREFORE, Simon respectfully requests that the Court:

(a) Declare that Taubman has suffered a Material Adverse Effect;

(b) Declare that Taubman has breached its representations in Sections 3.06 and 3.07 of the Agreement;

(c) Declare that Taubman has breached Section 5.01 of the Agreement;

(d) Declare that the closing conditions in Sections 7.02(a), (b) and (c) of the Agreement have failed;

(e) Declare that Simon is not required to close the Transaction or to take any further actions under the Agreement;

(f) Declare that Simon has validly terminated the Agreement;

(g) Award Simon damages for Taubman’s breaches of the Agreement in an amount to be determined at trial;

(h) Award Simon its costs and disbursements m this action, including reasonable attorneys’ fees and experts’ fees;

(i) Grant Simon such other and further relief as this Court may deem just, equitable, and proper.

Dated: June 10, 2020

MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.

By:	/s/A. Michael Palizzi
Thomas W. Cranmer (P-25252)
A. Michael Palizzi (P-47262)
150 West Jefferson
Suite 2500
Detroit, Michigan 48226
Tel. (313) 963-6420
Fax. (313) 496-7500
palizzi@millercanfield.com

Of Counsel:

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

Lewis R. Clayton (pro hac vice pending)
Andrew G. Gordon (pro hac vice pending)
Paul A. Paterson (pro hac vice pending)
Arianna Markel (pro hac vice pending)
1285 Avenue of the Americas
New York, NY 10019
Tel. (212) 373-3000
Fax. (212) 757-3990
lclayton@paulweiss.com
agordon@paulweiss.com
ppaterson@paulweiss.com
amarkel@paulweiss.com

Attorneys for Plaintiffs
SIMON PROPERTY GROUP INC. and
SIMON PROPERTY GROUP L.P.